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                                                                    Exhibit 23.1


                       [LETTERHEAD OF KPMG PEAT MARWICK LLP]


                        Independent Auditors' Consent

The Board of Directors
Transmedia Network Inc.:

We consent to incorporation by reference in the registration statement dated May 20, 1998, on Form S-3 of Transmedia Network Inc. and subsidiaries of our report dated November 13, 1997 relating to the consolidated balance sheets and financial statement schedules of Transmedia Network Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows and financial statement schedules for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of Transmedia Network Inc.


                                               KPMG Peat Marwick LLP

May 20, 1998

                                      II-25